UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 3, 2010

TRANSATLANTIC PETROLEUM LTD.

(Exact name of registrant as specified in its charter)

Bermuda	000-31643	None
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5910 N. Central Expressway, Suite 1755 Dallas, Texas	75206
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 220-4323

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 3, 2010, TransAtlantic Worldwide, Ltd. (“TransAtlantic”), a wholly-owned subsidiary of TransAtlantic Petroleum Ltd. (the “Company”), entered into a Share Purchase Agreement (the “Purchase Agreement”) with Zorlu Enerji Elektrik Üretim A.Ş. (“Seller”) and Zorlu Holding A.Ş. (“Zorlu Holding”). Under the Purchase Agreement, the Seller agreed to transfer, and TransAtlantic agreed to acquire, (i) 100% of the issued shares of Amity Oil International Pty. Ltd. (“Amity”) and (ii) 100% of the issued shares of Zorlu Petrogas Petrol Gaz ve Petrokimya Ürünleri Inşaat Sanayi ve Ticaret A.Ş. (“Petrogas”), which will be a wholly owned subsidiary of Amity at closing of the purchase (“Closing”).

The transfer of the shares of Amity will be effective as of 10:00 am at the offices of the Seller at Akmerkez Etiler, Istanbul, Turkey on (i) the date which is two business days after the approval of the transfer by the Competition Board of the Republic of Turkey, or (ii) if later, the first business day after the satisfaction of all other conditions precedent, or (iii) any other time and place agreed to by TransAtlantic and the Seller. Through the acquisition of Amity and Petrogas, TransAtlantic would acquire interests ranging from 50% to 100% of 18 exploration licenses and one production lease, consisting of approximately 1.3 million gross acres (1.0 million net acres) in the Thrace Basin and 730,000 gross acres and net acres in central Turkey.

Under the terms of the Purchase Agreement, at Closing, TransAtlantic will pay the Seller approximately US$96.5 million in cash, subject to Closing and post-Closing purchase price adjustments, including, adjustments (i) downward, in the amount of the Deposit (as hereinafter defined) and US$200,000 to be paid to the minority shareholders in Petrogas at Closing and (ii) downward, in an amount to be agreed upon by the parties (or determined by a technical expert) if any of the petroleum exploration and production licenses held by Amity and Petrogas in the Republic of Turkey are terminated through no fault or liability of TransAtlantic either prior to Closing or within six (6) months of Closing, and (iii) downward, in the amount of US$18.0 million if a certain exploration license is not granted to Amity within six (6) months of the date of grant of a certain production lease (or, in any event, if by the date which is twelve (12) months from Closing). At Closing, TransAtlantic will also pay US$200,000 to the minority shareholders in Petrogas.

Upon execution of the Purchase Agreement, TransAtlantic paid the Seller a US$50.0 million deposit (the “Deposit”) and Zorlu Holding delivered to TransAtlantic a US$50.0 million deposit check payable to TransAtlantic (the “Deposit Check”). The Deposit is to be applied against the purchase price at Closing. If the Purchase Agreement is terminated prior to Closing, or if the Deposit is not returned within three business days of the Competition Board of the Republic of Turkey refusing to approve the transfer of the shares of Amity to TransAtlantic (and, if required, the transfer of the shares of Petrogas to Amity), then TransAtlantic is entitled to deposit the Deposit Check and obtain a full refund of the Deposit.

Closing of the transactions is subject to, among other conditions, (i) the transfer of the shares of Petrogas (representing 99.6% of the issued capital of Petrogas) to Amity, (ii) receipt of the notice of approval of, or statement of no objection to, the transfer of Amity to TransAtlantic by the Competition Board of the Republic of Turkey, (iii) the termination of the existing gas sales agreements between Amity and third parties, (iv) the absence of any change, effect, event, occurrence, state of facts or development that could reasonably be expected to be materially adverse to the business, financial condition or results of operations or prospects of Amity or Petrogas since May 4, 2010, (v) the termination of all contracts between Amity or Petrogas (or both of them) and the Seller and its subsidiaries on terms acceptable to TransAtlantic, (vi) all bank loans or other borrowings in which Amity or Petrogas is a borrower being repaid in full or released in full by the relevant lender, and (vii) the application for termination of all other general credit agreements with various banks to which Amity or Petrogas is a party.

The Purchase Agreement contains certain covenants by the Seller including, among others, (i) to ensure that Amity and each subsidiary (including Petrogas) will consult with TransAtlantic on the manner of conducting of its business, (ii) restrictions on the conduct of the Amity and Petrogas businesses during the period prior to Closing, and (iii) that Amity will take steps to establish commercial production on a certain petroleum license and that Amity has prepared and submitted an application to convert the petroleum license to a production license.

At Closing, the Seller and TransAtlantic are expected to enter into certain ancillary agreements, including a participation agreement to participate in future wells, a framework agreement for gas purchases and gas purchase protocols under which TransAtlantic will grant to the Seller the right to purchase all of the natural gas produced from the petroleum exploration and production licenses held by Amity and Petrogas prior to Closing, a gas connection agreement under which the parties will agree on the necessary investments for connections to the gas fields and a gas storage agreement which will form the basis for future collaboration pertaining to underground natural gas storage on the exploration and production licenses.

In conjunction with the post-Closing purchase price adjustments, the parties have agreed to a post-Closing covenant regarding the award of a specific exploration license. Upon Closing, Zorlu Holding will provide an undated check payable to TransAtlantic for the amount of US$18.0 million (the “Lease Check”). If a certain exploration license is not granted to Amity within six (6) months of the date of grant of a certain production lease (or, in any event, if by the date which is twelve (12) months from Closing) then TransAtlantic is entitled to deposit the Lease Check and draw down the full amount of US$18.0 million. Zorlu Holding, an affiliate of the Seller, will also provide a payment guaranty to TransAtlantic of certain other payment obligations of the Seller under the Purchase Agreement.

The Purchase Agreement also contains covenants regarding gas connections following Closing. These covenants include, among others, (i) that the Seller will dedicate and set aside US$20.0 million towards the construction from time to time of natural gas transmission lines and facilities required to transport gas from the exploration and production licenses held by Amity and Petrogas to certain specified locations, at the cost of the Seller, (ii) that the parties will coordinate well drilling, gas gathering and compression systems and gas transmission lines to ensure that all wells capable of production are connected and producing at their maximum efficiency rate within the timeframes specified in the framework agreement, gas connection agreement and gas storage agreement, and (iii) that the Seller will be able to recover some of its costs of constructing and commissioning certain connection lines under the gas connection agreement.

The Purchase Agreement contains customary representations and warranties by the Seller, including, among others, organization, power, compliance with constituent documents, proportion of share capital, ownership of shares, no encumbrances, no restrictions, consents, power and authority, binding obligation, no impediments, solvency, licenses and consents, assets, equipment, intellectual property, land, contracts, employees, litigation, environmental matters, taxes, insurance, compliance with laws, and no material adverse change. The Purchase Agreement also contains customary representations and warranties by TransAtlantic, including, among others, incorporation, consents, power and authority, binding obligation, no impediments and the availability of funds.

The Purchase Agreement also contains customary termination rights. If the approval of the transfer of the shares is not granted by the Competition Board of the Republic of Turkey by September 30, 2010 or any later agreed upon date, and any consent or approval required under that condition precedent is not granted on terms acceptable to either TransAtlantic or the Seller, then either party can terminate the Purchase Agreement. If certain other conditions precedent are not fulfilled by September 30, 2010 or any later agreed upon date, or any consent or approval required under these conditions precedent is not granted, then TransAtlantic can terminate the Purchase Agreement. If either party breaches its covenants under the Purchase Agreement and the breaches are not cured, then the other party can choose either to proceed for specific performance or terminate the Purchase Agreement.

The Seller has agreed to indemnify TransAtlantic after the closing, subject to certain exceptions, limitations and caps, from and against claims for the breach of the Seller of its warranties.

The Purchase Agreement is governed by the laws of England and Wales. Any disputes between the parties relating to the Purchase Agreement must be resolved through binding arbitration.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the Purchase Agreement, which is filed herewith as Exhibit 2.1 and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is hereby incorporated by reference into this Item 2.03.

As previously reported, on June 28, 2010, the Company entered into a Credit Agreement with Dalea Partners, LP (“Dalea”), pursuant to which the Company has the right to request advances from Dalea up to the aggregate principal amount of $100.0 million. The advances are denominated in U.S. Dollars. As of July 3, 2010, the Company had borrowed $50.0 million from Dalea pursuant to the Credit Agreement, which bears interest at the rate of three month LIBOR plus 2.50% per annum, to be adjusted monthly on the first day of each month. The terms of the Credit Agreement were previously reported in the Company’s Form 8-K filed on July 1, 2010, which description is incorporated herein by reference.

N. Malone Mitchell, 3rd, chairman of the board of directors of the Company, and his wife own 100% of Dalea.

Item 8.01 Other Events.

On July 7, 2010, the Company issued a press release announcing the Purchase Agreement. A copy of the press release is filed as Exhibit 99.1 to this current report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibit

2.1*	Share Purchase Agreement, dated July 3, 2010, by and between TransAtlantic Worldwide, Ltd., Zorlu Enerji Elektrik Üretim A.S. and Zorlu Holding A.S.

99.1	Press release dated July 7, 2010 issued by the Company.

*	Pursuant to Item 601(b)(2) of Regulation S-K, the registrant agrees to furnish supplementally a copy of any omitted schedule or annex to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 9, 2010

TRANSATLANTIC PETROLEUM LTD.

By:	/s/ Jeffrey S. Mecom
Jeffrey S. Mecom
Vice President and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

2.1*	Share Purchase Agreement, dated July 3, 2010, by and between TransAtlantic Worldwide, Ltd., Zorlu Enerji Elektrik Üretim A.S. and Zorlu Holding A.S.

99.1	Press release dated July 7, 2010 issued by the Company.

*	Pursuant to Item 601(b)(2) of Regulation S-K, the registrant agrees to furnish supplementally a copy of any omitted schedule or annex to the SEC upon request.